Exhibit 23.7

CONSENT OF APSIS CONSULTORIA EMPRESARIAL LTDA.

We hereby consent to the inclusion of an English-language translation of our (i) Valuation Report of the Common and Preferred Shares of Companhia de Bebidas das Américas – Ambev (“Ambev”) (SP-0050/13-02), dated April 26, 2013, and delivered to Ambev S.A. (“Newbev”) for purposes of Sections 8 and 226 of the Brazilian Corporation Law (the “Ambev Shares Report”); and (ii) Valuation Report of the Market Value of Ambev’s and Newbev’s Net Equity (SP-0050/13-01), dated June 19, 2013, for purposes of Section 264 of the Brazilian Corporation Law (the “Net Equity Report”, and jointly with the Ambev Shares Report, the “Valuation Reports”), as exhibits and annexes to the Registration Statement on Form F-4 of Newbev filed with the U.S. Securities and Exchange Commission relating to the proposed stock swap merger of Ambev with Newbev (the “Registration Statement”), and to the references to our firm and the Valuation Reports in the Registration Statement and the prospectus included therein. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement and the prospectus included therein within the meaning of the term “experts” as used in the Act or the Regulations.

São Paulo, Brazil, June 26, 2013.

Apsis Consultoria Empresarial Ltda.

By	/s/ Luiz Paulo Cesar Silveira

Name: Luiz Paulo Cesar Silveira Title: Vice-President